Exhibit 99.1

News Release

Wabtec Reports Record Quarterly Sales and Earnings; 1Q EPS of $1.22, Up 44 Percent

WILMERDING, PA, April 24, 2012 – Wabtec Corporation (NYSE: WAB) today reported record results for the 2012 first quarter, including the following:

•	First quarter sales were a record $583 million, 28 percent higher than the year-ago quarter, due to strong growth in the Freight Group.

•	Income from operations was a record $94 million, or 16.1 percent of sales, compared to 14.6 percent in the year-ago quarter.

•	Earnings per diluted share were a record $1.22, which was 44 percent higher than the year-ago quarter.

•	At March 31, 2012, the company had cash of $269 million and debt of $386 million.

•	Backlog at the end of the first quarter was a record $1.6 billion, 3 percent higher than at year-end 2011.

Based on its first quarter results and outlook for the rest of the year, Wabtec affirmed its 2012 guidance for earnings per diluted share of about $4.80, with revenues now expected to be up about 15 percent for the year.

Albert J. Neupaver, Wabtec’s president and chief executive officer, said: “We’re off to a strong start in 2012, and we’re optimistic about our performance for the rest of the year. The global freight rail market continues to grow, with increasing demand for new freight cars and locomotives. We have also benefited from ongoing investments in our strategic growth opportunities, such as global expansion, new product development and acquisitions. In addition, rigorous application of the Wabtec Performance System has resulted in productivity and cost improvements.”

Wabtec Corporation (www.wabtec.com) is a global provider of value-added, technology-based products and services for rail and other industrial markets.

This release contains forward-looking statements, such as statements regarding the company’s expectations about future earnings. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, an economic slowdown in the markets we serve; a decrease in freight or passenger rail traffic; an increase in manufacturing costs; and other factors contained in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update these statements or advise of changes in the assumptions on which they are based.

The company will conduct a conference call with analysts and investors at 10 a.m., eastern time, today. To listen to the call via webcast, please go to www.wabtec.com and click on the “Webcasts” tab in the “Investor Relations” section.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com Website: www.wabtec.com	1001 Air Brake Avenue Wilmerding, PA 15148

WABTEC CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	First Quarter 2012	First Quarter 2011

Net sales	$583,309	$455,259
Cost of sales	(413,928)	(322,064)

Gross profit	169,381	133,195
Gross profit as a % of Net Sales	29.0%	29.3%

Selling, general and administrative expenses	(62,029)	(54,816)
Engineering expenses	(10,149)	(8,888)
Amortization expense	(3,093)	(3,114)

Total operating expenses	(75,271)	(66,818)
Operating expenses as a % of Net Sales	12.9%	14.7%

Income from operations	94,110	66,377
Income from operations as a % of Net Sales	16.1%	14.6%

Interest (expense) income, net	(3,724)	(3,684)
Other income (expense), net	(114)	460

Income from operations before income taxes	90,272	63,153

Income tax expense	(31,011)	(22,201)

Effective tax rate	34.4%	35.2%

Net income attributable to Wabtec shareholders	$59,261	$40,952

Earnings Per Common Share
Basic
Net income attributable to Wabtec shareholders	$1.24	$0.85

Diluted
Net income attributable to Wabtec shareholders	$1.22	$0.85

Weighted average shares outstanding
Basic	47,707	47,738

Diluted	48,341	48,251

Sales by Segment
Freight Group	$397,288	$264,856
Transit Group	186,021	190,403

Total	$583,309	$455,259